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                                                                      EXHIBIT 11

COMPUTATION OF PER SHARE EARNINGS

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                                                      Quarter Ended                         Nine Months Ended
                                                      September 30,                           September 30,
                                           ------------------------------------    ------------------------------------
                                                2001                2000                2001                2000
                                           ----------------    ----------------    ----------------    ----------------
Diluted net (loss) income per share:
   Net (loss) income to common
       shareholders........................ $  (4,428,000)      $     395,000       $ (11,151,000)      $   5,325,000

   Average number of shares
       outstanding.........................    10,507,413          10,507,413          10,507,413          10,507,413
Net effect of dilutive stock options
       based on treasury stock method......           N/A                 N/A                 N/A                 N/A
                                            -------------       -------------       -------------       -------------
   Total average shares....................    10,507,413          10,507,413          10,507,413          10,507,413
                                            =============       =============       =============       =============


   Diluted net (loss) income per share..... $       (0.42)      $        0.04       $       (1.06)      $        0.51
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